EXHIBIT (11)


                            GLEASON CORPORATION

                     COMPUTATION OF PER SHARE EARNINGS


(In thousands, except per share amounts)

                                                  1996      1995      1994

Primary
   Average shares outstanding                    5,167     5,171     5,163
   Net effect of dilutive stock
      options - based on the treasury
      stock method using average
      market price                                 151       110        --
   Hypothetical shares for the
      deferral of directors' fees                   23        19        --
   Total                                         5,341     5,300     5,163

   Net income                                  $19,660   $30,827   $ 7,228

   Per share amount                            $  3.68   $  5.82   $  1.41


Fully Diluted
   Average shares outstanding                    5,167     5,171     5,163
   Net effect of dilutive stock
      options - based on the treasury
      stock method using the higher of
      the average or ending market price           151       150        --
   Hypothetical shares for the
      deferral of directors' fees
                                                    23        19        --
   Total                                         5,341     5,340     5,163

   Net income                                  $19,660   $30,827   $ 7,228

   Per share amount                            $  3.68   $  5.77   $  1.41
